Exhibit 99.2

GCT Semiconductor, Inc.

Consolidated Financial Statements

December 31, 2023 and 2022

GCT Semiconductor, Inc.

Contents

Page(s)

Independent Auditors’ Report	2

Consolidated Financial Statements:

Consolidated Balance Sheets	3

Consolidated Statements of Operations	4

Consolidated Statements of Comprehensive Loss	5

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit	6

Consolidated Statements of Cash Flows	7-8

Notes to Consolidated Financial Statements	9–45

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of GCT Semiconductor, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of GCT Semiconductor, Inc. (a Delaware corporation) and its subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BPM LLP

We have served as the Company’s auditor since 2023.

San Jose, California

March 29, 2024

GCT SEMICONDUCTOR, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2023 and 2022

(in thousands, except share and per share data)	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$258	$1,398
Accounts receivable, net	4,920	4,453
Inventory	1,486	3,480
Contract assets	3,439	886
Prepaid expenses and other current assets	2,906	2,673
Total current assets	13,009	12,890
Property and equipment, net	772	1,111
Operating lease right-of-use assets	1,521	796
Finance lease right-of-use assets	-	14
Intangibles, net	245	672
Other assets	881	993
Total assets	$16,428	$16,476
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$17,814	$19,017
Contract liabilities	48	651
Accrued and other current liabilities	23,956	12,496
Borrowings	44,509	18,331
Convertible promissory notes, current	27,794	31,166
Opearating lease liabilities, current	680	228
Finance lease liabilities, current	-	17
Total current liabilities	114,801	81,906
Long-term borrowings	-	20,025
Convertible promissory notes, net of current	6,239	-
Net defined benefit liabilities	7,689	6,905
Long-term operating lease liabilities	850	570
Income taxes payable	2,178	1,923
Other liabilities	108	76
Total liabilities	131,865	111,405

Commitments and contingencies (Note 5)

Stockholders’ deficit:
Common stock, par value $0.001 per share, 200,000,000 shares authorized; 129,395,774 and 127,760,265 shares issued and outstanding as of December 31, 2023 and 2022, respectively	129	128
Additional paid-in capital	435,626	433,990
Accumulated other comprehensive loss	(1,538)	(1,862)
Accumulated deficit	(549,654)	(527,185)
Total stockholders’ deficit	(115,437)	(94,929)
Total liabilities and stockholders’ deficit	$16,428	$16,476

The accompanying notes are an integral part of these consolidated financial statements.

GCT SEMICONDUCTOR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

for the years ended December 31, 2023 and 2022

(in thousands, except share and per share data)	2023	2022
Net revenues
Product	$10,968	$12,977
Service	5,060	3,692
Total net revenues	16,028	16,669
Cost of net revenues
Product	7,343	10,250
Service	1,951	1,366
Total cost of net revenues	9,294	11,616
Gross profit	6,734	5,053
Operating expenses:
Research and development	10,712	17,385
Sales and marketing	3,188	2,836
General and administrative	7,392	7,585
Total operating expenses	21,292	27,806
Loss from operations	(14,558)	(22,753)

Interest income	8	4
Interest expense	(6,246)	(3,364)
Other income (expense), net	(1,132)	(178)
Loss before provision for income taxes	(21,928)	(26,291)
Provision for income taxes	541	121
Net loss	(22,469)	(26,412)

Accretion of Series G redeemable convertible preferred stock to redemption amount	-	(2,237)
Net loss attributable to common stockholders	$(22,469)	$(28,649)

Net loss per common share - basic and diluted	$(0.17)	$(0.31)
Weighted average number of common shares used in computing net loss per common share - basic and diluted	128,459,102	92,958,570

The accompanying notes are an integral part of these consolidated financial statements.

GCT SEMICONDUCTOR, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

for the years ended December 31, 2023 and 2022

(in thousands)	2023	2022
Comprehensive loss, net of taxes
Net loss	$(22,469)	$(26,412)
Foreign currency translation adjustment	324	1,583
Comprehensive loss	$(22,145)	$(24,829)

The accompanying notes are an integral part of these consolidated financial statements.

GCT SEMICONDUCTOR, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

for the years ended December 31, 2023 and 2022

						Accumulated
	Redeemable Convertible				Additional	Other		Total
	Preferred Stock		Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders’
(in thousands, except share data)	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Deficit
Balances as of January 1, 2022	73,259,663	$382,288	13,183,259	$13	$13,682	$(3,445)	$(498,536)	$(488,286)
Accretion of Series G redeemable convertible preferred stock to redemption amount	-	2,237	-	-	-	-	(2,237)	(2,237)
Conversion of redeemable convertible preferred stock to common stock	(73,259,663)	(384,525)	73,203,888	74	384,451	-	-	384,525
Common stock dividends issued to
Series C and Series G redeemable convertible preferred stock	-	-	28,685,582	29	(29)	-	-	-
Issuance of common stock from option exercises	-	-	2,459,014	2	49	-	-	51
Issuance of common stock from conversion of
convertible promissory notes and accrued interest	-	-	10,228,522	10	35,820	-	-	35,830
Stock-based compensation	-	-	-	-	17	-	-	17
Foreign currency translation adjustment	-	-	-	-	-	1,583	-	1,583
Net loss	-	-	-	-	-	-	(26,412)	(26,412)
Balances as of December 31, 2022	-	-	127,760,265	128	433,990	(1,862)	(527,185)	(94,929)

Issuance of common stock from option exercises	-	-	1,130,481	1	22	-	-	23
Issuance of common stock from conversion of convertible promissory notes and accrued interest	-	-	20,681	-	72	-	-	72
Issuance of common stock from cancellation of promissory note	-	-	55,775	-	-	-	-	-
Issuance of common stock from warrant exercise	-	-	428,572	-	1,499			1,499
Stock-based compensation	-	-	-	-	43	-	-	43
Foreign currency translation adjustment	-	-	-	-	-	324	-	324
Net loss	-	-	-	-	-	-	(22,469)	(22,469)
Balances as of December 31, 2023	-	$-	129,395,774	$129	$435,626	$(1,538)	$(549,654)	$(115,437)

The accompanying notes are an integral part of these consolidated financial statements.

GCT SEMICONDUCTOR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended December 31, 2023 and 2022

(in thousands)	2023	2022
Cash flows from operating activities:
Net loss	$(22,469)	$(26,412)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,062	781
Operating lease right-of-use amortization	714	766
Finance lease right-of-use amortization	14
Stock-based compensation	43	17
Provision for credit losses	1,095	549
Loss on valuation of convertible promissory notes	1,428	450
Loss on redemption of convertible promissory notes	-	40
Changes in operating assets and liabilities:
Accounts receivable	(1,562)	858
Inventory	1,994	(1,772)
Contract assets	(2,553)	(225)
Prepaid expenses and other current assets	(233)	1,150
Other assets	112	4
Accounts payable	296	6,145
Contract liabilities	(603)	(116)
Accrued and other current liabilities	11,471	1,772
Net defined benefit liabilities	784	(699)
Income taxes payable	255	57
Lease liabilities	(707)	(791)
Other liabilities	32	(661)
Net cash used in operating activities	(8,827)	(18,087)

Cash flows from investing activities:
Purchase of property and equipment	(331)	(623)
Purchase of intangibles	-	(280)
Net cash used in investing activities	(331)	(903)

Cash flows from financing activities:
Proceeds from:
Bank borrowings	8,147	13,414
Exercise of stock options	23	51
Issuance of convertible promissory note	2,000	9,000
Repayment of bank borrowings	(1,504)	(1,988)
Repayment of convertible promissory note	(500)	(1,180)
Payments of finance lease liabilities	(17)	(24)
Net cash provided by financing activities	8,149	19,273
Effect of exchange rate changes on cash and cash equivalents	(131)	(136)
Net (decrease) increase in cash and cash equivalents	(1,140)	147

Cash and cash equivalents:
Beginning of period	1,398	1,251
End of period	$258	$1,398

The accompanying notes are an integral part of these consolidated financial statements.

GCT SEMICONDUCTOR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED

for the years ended December 31, 2023 and 2022

(in thousands)	2023	2022
Supplemental disclosures of cash flow information:
Cash paid for interest	$2,259	$4,175
Cash paid for income taxes	$116	$333

Noncash financing activities:
Accretion of Series G redeemable convertible preferred stock to redemption amount	$-	$2,237
Issuance of common stock from conversion of convertible promissory notes and accrued interest	$72	$35,830
Issuance of common stock from cashless warrant exercise	$1,499	$-
Conversion of redeemable convertible preferred stock to common stock	$-	$384,525

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

1.	The Company and Summary of Significant Accounting Policies

Business

GCT Semiconductor, Inc. (“GCT”) is a fabless semiconductor company that designs, develops and markets integrated circuits for the global wireless semiconductor industry. GCT was originally incorporated in California on June 15, 1998 and was reincorporated in Delaware on February 21, 2001.

In June 2000, GCT incorporated a wholly-owned subsidiary, GCT Asia Pacific, Inc. (“GCT AP”) in Seoul, South Korea. GCT AP was created to develop markets in the Asia Pacific region. In June 2000, GCT acquired Advanced CoreTech, Inc. (“ACT”), a South Korean corporation, to enhance its research and development (“R&D”) capacity for all product lines. Subsequent to the acquisition, ACT changed its name to GCT Research, Inc. (“GCT R&D”). In October 2012, GCT acquired MTH, Inc. (“MTH”), a South Korean corporation, to acquire 2G/3G LTE technology and further enhance research and development.

To date, GCT and its wholly-owned subsidiaries’, GCT AP, GCT R&D and MTH (collectively, the “Company”) operations have been funded primarily through the issuance of redeemable convertible preferred stock, promissory notes, bank borrowings and issuance of common stock.

On November 2, 2023, the Company entered into a definitive business combination agreement with Concord Acquisition Corp III, a publicly traded special purpose acquisition company, that would result in the Company becoming a publicly listed company subject to closing. Upon closing of the transaction, the combined company will be named GCT Semiconductor and will be traded on the NYSE under the new ticker symbol “GCTS.” The transaction is expected to be completed in the first quarter of 2024.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”)

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of GCT and its wholly-owned subsidiaries, GCT AP, GCT R&D and MTH. All significant intercompany balances and transactions have been eliminated in consolidation.

Net Loss Per Common Share

Basic net loss per common share is computed by dividing net loss attributable to common stockholders (net loss adjusted for preferred stock dividends declared or accumulated) by the weighted average number of common shares outstanding during the period. All participating securities are excluded from basic weighted average shares outstanding. In computing diluted net loss attributable to common stockholders, undistributed earnings are re-allocated to reflect the potential impact of dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by diluted weighted average shares outstanding, including potentially dilutive securities, unless anti-dilutive. Potentially dilutive securities that were excluded from the computation of diluted net loss per common share consist of the following:

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

1.	The Company and Summary of Significant Accounting Policies, continued

Net Loss Per Common Share, continued

	2023	2022
Convertible promissory notes	9,827,666	9,688,740
Warrants	9,200,000	3,942,853
Options	3,579,294	4,773,892
Restricted Stock Units (RSU)	2,099,970	-
Total	24,706,930	18,405,485

As all potentially dilutive securities are anti-dilutive as of December 31, 2023 and 2022, diluted net loss per common share is the same as basic net loss per common share for each period.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with U.S. GAAP requires management to make judgments, estimates, and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities and reported amounts of revenues and expenses. These judgments, estimates and assumptions are used for but not limited to: revenue recognition; provision for credit losses; warranty obligations; inventory obsolescence; recoverability of long-lived assets; stock-based compensation; determination of fair value of the Company’s convertible promissory notes, common stock, and stock options, and deferred income taxes including related valuation allowances. The Company bases its estimates and judgments on historical experience and on various other assumptions that it believes are reasonable under the circumstances. However, actual results could differ from these estimates, and these differences may be material.

Going Concern, Liquidity and Management’s Plan

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred operating losses and negative cash flows from operating activities for each of the two years in the period ended December 31, 2023. As of December 31, 2023, the Company had an accumulated deficit of approximately $549.7 million and negative working capital of approximately $101.8 million. During the year ended December 31, 2023, the Company incurred a net loss of approximately $22.5 million and used cash from operations of approximately $8.8 million. These factors raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months from the date of this report.

The Company’s ability to continue to meet its obligations and to achieve its intended business objectives is dependent upon, among other things, negotiating a bank line of credit debt obligation, raising additional capital, and the timely launch of its new products and returning to profitability. Future capital requirements will depend on many factors, including the rate of revenue growth, the selling price of the Company’s products, the expansion of sales and marketing activities, and the timing and extent of research and development efforts.

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

1.	The Company and Summary of Significant Accounting Policies, continued

Going Concern, Liquidity and Management’s Plan, continued

The Company is actively pursuing a transaction with a special purpose acquisition company (“SPAC”) and completed major steps required including the U.S. Security and Exchange Commission (“SEC”) filing and SPAC shareholders’ approval. Management expects the SPAC transaction will be successful and could use the proceeds from the SPAC transaction to support its operations. In the event the proceeds from the SPAC transaction are not enough, the Company will seek additional funding through other means, such as the issuance of debt or equity line of credit. Management’s plans also include managing the Company’s cash burn by controlling expenditures. While the Company has raised capital in the past, there can be no assurance that additional financing will be available at terms acceptable to the Company, if at all. Failure to generate sufficient cash flows from operations, raise additional capital and reduce discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents. The Company deposits its cash primarily in checking and money market accounts with high quality financial institutions.

Fair Value of Financial Instruments

The carrying amount of certain financial instruments held by the Company, such as cash equivalents, accounts receivable, contract assets and liabilities, accounts payable, and accrued and other current liabilities, approximate fair value due to their short maturities. The carrying amount of the liabilities for the convertible promissory notes represents their fair value. The carrying amounts of the Company’s bank borrowings, and lease liabilities approximate fair value due to the market interest rates that these obligations bear and interest rates currently available to the Company.

Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy defines a three-level valuation hierarchy for disclosure of fair value measurements as follows:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2	Inputs other than quoted prices included within Level 1 that are observable, unadjusted quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3	Unobservable inputs that are supported by little or no market activity for the related assets or liabilities.

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

1.	The Company and Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments, continued

The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The Company has no assets with fair value obtained using observable or unobservable markets. The Company did have liabilities with a fair value obtained using unobservable markets (Level 3). The Company’s Level 3 liabilities consist of the redeemable convertible preferred stock warrant liabilities and convertible promissory notes. The convertible promissory notes were valued using a combination of option pricing model and Probability Weighted Expected Return Method (“PWERM”), which is considered to be a Level 3 fair value measurement.

Risk and Uncertainties

The Company is subject to certain risks and uncertainties and believes changes in any of the following areas could have a material adverse effect on the Company’s future financial position or results of operations or cash flows: new product development, including market receptivity, litigation or claims against the Company based on intellectual property, patent, product regulation or other factors, competition from other products, general economic conditions, the ability to attract and retain qualified employees and ultimately to sustain profitable operations.

The semiconductor industry is characterized by rapid technological change, competition, competitive pricing pressures and cyclical market patterns. The Company’s financial results are affected by a wide variety of factors, such as general economic conditions specific to the semiconductor industry and the Company’s particular market, the timely implementation of new products, new manufacturing process technologies and the ability to safeguard patents and intellectual property in a rapidly evolving market. In addition, the semiconductor market has historically been cyclical and subject to significant economic downturns. As a result, the Company may experience significant period-to-period fluctuations in consolidated operating results due to the factors mentioned above or other factors.

The Company’s revenue may be impacted by its ability to obtain adequate wafer supplies from foundries and back-end production capacity from the Company’s test and assembly subcontractors. The foundries with which the Company currently has arrangements may not be willing or able to satisfy all of the Company’s manufacturing requirements on a timely basis and/or at favorable prices. The Company is also subject to the risks of service disruptions, raw material shortages and price increases by its foundries. Such disruptions, shortages and price increases could harm the Company’s consolidated operating results.

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

1.	The Company and Summary of Significant Accounting Policies, continued

Concentration Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents primarily with one financial institution located in the United States and another financial institution located in Korea where amounts deposited may exceed Federal Deposit Insurance Corporation or Korea Deposit Insurance Corporation limits.

The Company’s accounts receivable are primarily derived from revenues earned from customers located in the United States, China, Korea, Japan and Taiwan. The Company performs ongoing credit evaluations of its customers’ and distributors’ financial condition and generally does not require collateral from its customers.

Some of the components used in the Company’s products are purchased from a limited number of sources located in Asia. The loss of any of these suppliers may cause the Company to incur additional costs to transition these relationships, result in delays in the delivery of its products or cause the Company to carry excess or obsolete inventory.

GCT is a fabless semiconductor company and relies on third parties for all of its manufacturing operations, including wafer fabrication, assembly, testing, warehousing, and shipping and logistics. The Company relies on UMC Company (USA) (“UMC”) and Samsung Semiconductor System LSI Division to manufacture substantially all of the wafers for its products. The Company uses third-party vendors to assemble, package and test the products. The Company primarily uses the services of Tianshui Huatian Co., Ltd., ATSemicon Co., Ltd. Amkor, and STATS ChipPAC Ltd. for assembly, and Advanced Semiconductor and Engineering, Inc. and Giga Solution Tech Co., Ltd. for testing. The Company depends on these third-party vendors to supply services and material of a requested quantity in a timely manner that meets the Company’s standards for yield, cost and manufacturing quality. The Company does not have long-term supply agreements with its third-party vendors other than a framework agreement with UMC. If one or more of these vendors terminates its relationship with the Company, or if the Company encounters any problems with its manufacturing supply chain, it could adversely impact the Company’s ability to ship products to its customers on time and in the quantity required, which in turn could cause an unanticipated decline in sales and possibly damage customer relationships.

Accounts Receivable and Provision for Credit Losses

Trade accounts receivable are recorded at invoiced amounts, net of provision for credit losses, if applicable, and do not bear interest.

The provision for credit losses is based on the Company’s assessment of the collectibility of its customer accounts. The Company reviews the provision for credit losses by considering certain factors such as historical experience, industry data, credit quality, age of balances and current economic conditions that may affect a customer’s ability to pay. Uncollectible receivables are written off when all efforts to collect have been exhausted and recoveries are recognized when they are recovered. The Company determined that provisions for credit losses of approximately $1,644,000 and $549,000 were necessary as of December 31, 2023 and 2022, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

1.	The Company and Summary of Significant Accounting Policies, continued

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is determined by actual cost on a first-in, first-out basis. The Company’s inventory is concentrated in high technology parts and components that may be specialized in nature or subject to rapid technological obsolescence. The Company considers the following characteristics, in addition to the specialized nature and potential technological obsolescence of the Company’s inventory, including age of inventory on hand and that the inventory may be returned from distributors, historical sales levels, estimated future demand within the next six months, inventory commitments or potential product revisions, in evaluating net realizable value. For the years ended December 31, 2023 and 2022, the Company wrote-down approximately $358,000 and $338,000, respectively, of inventory into cost of net revenues. Once inventory has been written down below cost, it is not subsequently written up.

Property and Equipment, Net

Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation is recognized on a straight-line basis over the estimated useful lives of the assets, generally three to seven years. Leasehold improvements are amortized over the shorter of the remaining lease term or the estimated useful life of the assets. Maintenance and repairs that do not extend the life or improve an asset are expensed in the period incurred.

Leases

The Company is a lessee in several noncancellable (1) operating leases, primarily for office equipment, warehouses, and office space, and (2) finance leases, for certain machinery and information technology (“IT”) equipment.

The Company accounts for leases in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 842, Leases (“Topic 842”). The Company determines if an arrangement is or contains a lease at contract inception. The Company recognizes a right-of-use (“ROU”) asset and a lease liability at the lease commencement date.

For operating and finance leases, the lease liability is initially measured at the present value of the unpaid lease payments at the lease commencement date. The lease liability is subsequently measured at amortized cost using the effective-interest method.

Key estimates and judgments include how the Company determines (1) the discount rate it uses to discount the unpaid lease payments to present value, (2) lease term, and (3) lease payments.

•	Topic 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its incremental borrowing rate. Generally, the Company cannot determine the interest rate implicit in the lease because it does not have access to the lessor’s estimated residual value or the amount of the lessor’s deferred initial direct costs. Therefore, the Company generally uses its incremental borrowing rate as the discount rate for the lease. The Company’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. Because the Company does not generally borrow on a collateralized basis, it uses the interest rate it pays on its noncollateralized borrowings as an input to deriving an appropriate incremental borrowing rate, adjusted for the amount of the lease payments, the lease term, and the effect on that rate of designating specific collateral with a value equal to the unpaid lease payments for that lease.

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

1.	The Company and Summary of Significant Accounting Policies, continued

Leases, continued

•	The lease term for all of the Company’s leases includes the noncancellable period of the lease plus any additional periods covered by either a Company option to extend (or not to terminate) the lease that the Company is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor.

•	Lease payments included in the measurement of the lease liability comprise the following:

–	Fixed payments, including in-substance fixed payments, owed over the lease term (includes termination penalties the Company would owe if the lease term reflects the exercise of a termination option);

–	Variable lease payments that depend on an index or rate, initially measured using the index or rate at the lease commencement date;

–	Amounts expected to be payable under guaranteed residual value guarantee; and

–	The exercise price of an option to purchase the underlying asset if the Company is reasonably certain to exercise the option.

The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received.

For operating leases, the ROU asset is subsequently measured throughout the lease term at the carrying amount of the lease liability, plus initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

For finance leases, the ROU asset is subsequently amortized using the straight-line method from the lease commencement date to the earlier of the end of its useful life or the end of the lease term unless the lease transfers ownership of the underlying asset to the Company or the Company is reasonably certain to exercise an option to purchase the underlying asset. In those cases, the ROU asset is amortized over the useful life of the underlying asset. Amortization of the ROU asset is recognized and presented separately from interest expense on the lease liability.

Variable lease payments associated with the Company’s leases are recognized when the event, activity, or circumstance in the lease agreement on which those payments are assessed occurs. Variable lease payments are presented as operating expenses in the Company’s consolidated statements of operations in the same line item as expenses arising from fixed lease payments (operating leases) or amortization of the ROU asset (finance leases). ROU assets for operating and finance leases are occasionally reduced by impairment losses. The Company uses the long-lived assets impairment guidance in ASC Subtopic 360-10, Property, Plant, and Equipment – Overall, to determine whether an ROU asset is impaired, and if so, the amount of the impairment loss to recognize.

The Company monitors for events or changes in circumstances that require a reassessment of one of its leases. When a reassessment results in the remeasurement of a lease liability, a corresponding adjustment is made to the carrying amount of the corresponding ROU asset unless doing so would reduce the carrying amount of the ROU asset to an amount less than zero. In that case, the ROU asset is reduced to zero and the remainder of the adjustment is recorded in profit or loss.

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

1.	The Company and Summary of Significant Accounting Policies, continued

Leases, continued

Operating lease and finance lease ROU assets are presented as operating lease right-of-use assets and finance lease right-of use assets, respectively, on the consolidated balance sheets. The current portion of finance lease liabilities is included in current installments of obligations under finance leases, and the long-term portion is included in obligations under finance leases on the consolidated balance sheets.

The Company has elected not to recognize ROU assets and lease liabilities for short-term leases of transportation equipment that have a lease term of 12 months or less. The Company has elected not to apply the short-term lease recognition and measurement exemption for other classes of leased assets. The Company recognizes the lease payments associated with its short-term transportation equipment leases as an expense on a straight-line basis over the lease term. Variable lease payments associated with these leases are recognized and presented in the same manner as for all other Company leases.

The Company’s leases generally include non-lease maintenance services (i.e. equipment maintenance or common area maintenance). For leases of assets other than office equipment, the Company allocates the consideration in the contract to the lease and non-lease maintenance component based on each component’s relative stand-alone price. The Company determines stand-alone prices for the lease components in those leases based on the prices for which other lessors lease similar assets on a stand-alone basis. The Company determines stand-alone prices for the non-lease components (i.e. maintenance services) in those leases based on the prices that several suppliers charge for maintenance services for similar assets on a stand-alone basis. If observable stand-alone prices are not readily available, the Company estimates the stand-alone prices maximizing the use of observable information. For leases of office equipment, the Company has elected the practical expedient to account for the lease and non-lease maintenance components as a single lease component. Therefore, for those leases, the lease payments used to measure the lease liability include all the fixed consideration in the contract.

Impairment of Long-Lived Assets

The Company has long-lived assets such as tangible property and equipment, and identified intangible assets consisting of acquired patents and core technology. When events or changes in circumstances occur that could indicate the carrying value of long-lived assets may not be recoverable, the Company assesses recoverability by determining whether the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. If the undiscounted cash flow is less, an impairment charge is recognized for the excess of the carrying amounts of these assets over the fair values. Fair values are determined by discounted future cash flows, appraisals or other methods.

During the years ended December 31, 2023 and 2022, the Company did not record any impairment from long-lived assets.

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

1.	The Company and Summary of Significant Accounting Policies, continued

Revenue Recognition

The Company’s revenues are generated by the sale of 4G mobile semiconductor solutions consisting of product and platform solutions aimed at the 4G LTE and WiMax industries, development services and technical advice and maintenance services. To determine when revenues are recognized, the Company performs the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligation in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) we satisfy a performance obligation in accordance with ASC Topic 606, Revenue from Contracts with Customers.

The revenues from product sales are identified and determined pursuant to purchase orders. The Company considers a performance obligation satisfied once it has transferred control of a good or product to a customer, meaning the customer has the ability to direct the use and obtain the benefit of the product, which is generally at the time of shipment.

Service revenues are identified and determined based on each service agreement and recognized over time or at a point in time depending on the evaluation of when the customer obtains control of the promised goods or services, which is generally as services are rendered. For contracts that include multiple performance obligations, the Company allocates revenue to each performance obligation based on estimates of the relative stand-alone selling price that the Company would charge the customer for each promised product or service.

Disaggregation of revenues from contracts with customers is as following:

	For the year ended December 31, 2023
(in thousands)	Product Revenues	Service Revenues	Total
Timing of revenue recognition
At a point in time	$10,968	$-	$10,968
Over time	-	5,060	5,060
Total	$10,968	$5,060	$16,028

	For the year ended December 31, 2022
(in thousands)	Product Revenues	Service Revenues	Total
Timing of revenue recognition
At a point in time	$12,977	$-	$12,977
Over time	-	3,692	3,692
Total	$12,977	$3,692	$16,669

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

1.	The Company and Summary of Significant Accounting Policies, continued

Revenue Recognition, continued

Net revenues categorized by customer location are as follows for the years ended December 31:

	Revenues from external customers
(in thousands)	2023	2022
United States	$5,056	$4,379
China	4,745	5,608
Korea	4,260	1,360
Germany	1,422	-
Taiwan	543	4,639
Other	2	25
Singapore	-	658
Total	$16,028	$16,669

Contract Assets and Liabilities

Contract assets primarily represent revenue earnings over time for which the Company does not presently have an unconditional right to payment (generally not yet billable) based on the terms of the contracts. The Company does not have impairment losses associated with contracts with customers for the years ended December 31, 2023 and 2022.

Contract liabilities consist of fees invoiced to or paid by the Company’s customer for which the associated performance obligations have not been satisfied and revenue has not been recognized based on the Company’s revenue recognition criteria described above.

Contract assets and liabilities are reported in a net position on an individual contract basis at the end of each reporting period. Contract assets are classified as current in the consolidated balance sheets when the Company expects to complete the related performance obligations and invoice the customers within one year of the balance sheet date, and as long-term when the Company expects to complete the related performance obligations and invoice the customers more than one year out from the balance sheet date. Contract liabilities are classified as current in the consolidated balance sheets when the revenue recognition associated with the related customer payments and invoicing is expected to occur within one year of the balance sheet date and as long-term when the revenue recognition associated with the related customer payments and invoicing is expected in more than once year from the balance sheet date.

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

1.	The Company and Summary of Significant Accounting Policies, continued

Revenue Recognition, continued

Details of contract assets and liabilities is as following:

(in thousands)	December 31, 2023	December 31, 2022
Contract assets	$3,439	$886
Assets recognized for costs incurred to fulfill a contract (*)	12	39
Contract liabilities	48	651

(*)- The balances are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets.

As of January 1, 2022, contract assets were approximately $661,000.

Assets recognized for costs incurred to fulfill a contract represent costs incurred in relation to a contract development and are intended for use in fulfilling that contract. The costs relate directly to the contract, generate resources that will be used to satisfy the contract and are expected to be recovered. They were therefore recognized as assets from costs to fulfill a contract. The asset is amortized on the basis consistent with the method used in recognizing revenue for the specific contract it relates to. In the current period, management expected that the costs recognized as assets are to be recovered according to the contractual payment schedule. Thus, an impairment loss was not recognized as the expected amount of the remaining consideration minus direct costs which have not been recognized as expenses do not exceed the asset.

During the year ended December 31, 2023, there were significant changes in contract assets and liabilities, which are summarized as below:

•	The Company has recognized approximately $2,560,000 (2022: $879,000) of contract assets during the current period as the Company has provided development services ahead of the receipt of consideration.

•	The Company has recognized approximately $0 (2022: $650,000) of contract liabilities during the current period due to contracts agreed with consideration to be received prior to provision of development services.

•	The Company has recognized approximately $48,000 (2022: $0) of contract liabilities during the current period due to contracts agreed with consideration to be received prior to provision of technical advice and maintenance services.

Net revenues recognized in relation to contract liabilities is as follows.

(in thousands)	December 31, 2023	December 31, 2022
Net revenues recognized that were included in the contract liabilities balance at the beginning of the year	$651	$766

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

1.	The Company and Summary of Significant Accounting Policies, continued

Product Warranty

The Company provides customers with warranty claims for certain products and warranty-related the services are not considered a separate performance obligation. Pursuant to ASC Topic 450, Contingencies, the Company makes estimates of product warranty expense using historical experience rates and accrue estimated warranty expense as a cost of net revenues. The Company estimates the costs of warranty obligations based on historical experience of known product failure rates and anticipated rates of warranty claims, use of materials to repair or replace defective products, and service delivery costs incurred in correcting the product issues. In addition, from time to time, specific warranty accruals may be made if unforeseen technical problems arise.

Concentration of Revenues and Accounts Receivable

The Company's net revenue and accounts receivable are concentrated among a few significant customers, which could expose the Company to financial risk in the event of adverse developments with these customers. In fiscal 2023, approximately 38% of the Company's total net revenues were derived from two customers. Moreover, approximately 70% of the total gross accounts receivable was derived from four customers at the end of the reporting period. During fiscal 2022, around 66% of the Company's total net revenues were derived from four customers. Similar to the concentration of revenue, approximately 90% of the total gross accounts receivable was derived from five customers at the end of the reporting period.

Details of external customers, who contribute more than 10% of the Company’s net revenues and gross accounts receivable as of December 31, 2023 and 2022, are as follows:

	Net Revenues			Accounts Receivable
(in thousands)	2023		2022	2023		2022
Customer A	$	*	$4,639	$	*	$1,228
Customer B		3,031	2,979		1,755	590
Customer C		*	1,712		*	1,400
Customer D		*	1,670		661	687
Customer E		*	*		*	610
Customer F		*	*		1,250	*
Customer G		3,000	*		*	*
Customer H		*	*		938	*

*Less than 10%

Management closely monitors the creditworthiness and performance of these key customers and has established credit limits and terms to mitigate potential credit risks. The Company also continues to diversify its customer base and explore opportunities to reduce its reliance on a few major customers.

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

1.	The Company and Summary of Significant Accounting Policies, continued

Cost of Net Revenues

Cost of net revenues consists of direct and indirect costs related to the manufacture of the Company’s products. Direct costs include wafer costs and costs relating to assembly and testing performed by third-party contract manufacturers. Indirect costs consist of provisions for excess and obsolete inventory, royalties, allocated overhead for employee costs and facility costs, warranty and the amortization of the Company’s production mask sets and certain intangible assets. Shipping and handling costs incurred for inventory purchases and product shipments are recorded in cost of net revenues in the consolidated statements of operations.

Warranty

The Company generally provides warranties on its products for 12 months and provides for the estimated cost of product warranties at the time the revenue is recognized. The Company regularly monitors product returns and maintains a reserve for warranty expenses based upon its historical experience and any specifically identified failures. As of December 31, 2023 and 2022, the warranty accrual was $55,000 and $64,000 respectively.

Details and changes in provisions for product warranties for the years ended December 31, 2023 and 2022, are as follows:

(in thousands)	2023	2022
Beginning balance	$64	$106
Provision	18	-
Adjustment to prior provisions	(27)	(42)
Ending balance	$55	$64

Stock-Based Compensation

Compensation costs related to stock option grants are based on the fair value of the options on the date of grant, net of estimated forfeitures. The Company determines the grant date fair value of the options using the Black-Scholes option-pricing model and the related stock-based compensation expense is generally recognized on a straight-line basis over the period in which an employee is required to provide service in exchange for the options, which generally equals the vesting period. Compensation costs related to RSUs grants are based on the common stock price on the date of grant, net of estimated forfeitures. The related stock-based compensation expense is recognized on a straight-line basis over the vesting period of four (4) years.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets where, based upon the available evidence, management concludes that it is more-likely-than-not that the deferred tax assets will not be realized.

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

1.	The Company and Summary of Significant Accounting Policies, continued

Income Taxes, continued

The Company records a liability for the uncertain tax positions taken or expected to be taken on the Company’s tax return when it is more-likely-than-not that the tax position might be challenged despite the Company’s belief that the tax return positions are fully supportable, and additional taxes will be due as a result. To the extent that the assessment of such tax positions changes, for example, based on the outcome of a tax audit, the change in estimate is recorded in the period in which the determination is made. The provision for income taxes includes the impact of provisions for uncertain tax positions. Interest and penalties related to unrecognized tax benefits are included within the provision for income taxes.

Foreign Currency Translation

The Company’s foreign subsidiaries, located in Korea, use the local currency, or Korean won (“KRW”), as their functional currency. Financial statements of the foreign subsidiaries are translated into U.S. dollars at the end-of-period exchange rates except for capital stock issued, capital accounts and accumulated deficit which are translated at historical exchange rates for purposes of consolidation. Revenues and expenses are translated using average exchange rates prevailing during the period. Translation adjustments are included in accumulated other comprehensive income (loss) within stockholders’ deficit. Gains and losses resulting from transactions denominated in a currency other than the functional currency are included in other income (expense), net in the consolidated statements of operations. The Company recognized foreign currency exchange gains and losses for the years ended December 31, 2023 and 2022 presented as follows:

(in thousands)	2023	2022
Foreign currency gain, net	$265	$181

Convertible Promissory Notes

The Company accounts for its convertible promissory notes under ASC 815, Derivatives and Hedging. According to ASC 815-15-25, an election can be made at the inception of a financial instrument to account for the instrument under the fair value option as per ASC 825, Financial Instruments. The Company has made such an election for its convertible promissory notes. Under the fair value option, the convertible promissory notes must be recorded at their initial fair value on the date of issuance, any modification, and each balance sheet date thereafter. Changes in the estimated fair value of the convertible promissory notes are recognized as non-cash gains or losses in other income (expense), net in the consolidated statements of operations.

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

1.	The Company and Summary of Significant Accounting Policies, continued

Comprehensive Income (Loss)

Comprehensive income (loss) includes all changes within equity that are not the result of transactions with stockholders. Accumulated other comprehensive loss includes foreign currency translation adjustments arising from the consolidation of the Company’s foreign subsidiaries.

Recent Accounting Pronouncements

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”) which significantly changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life, instead of when incurred. In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments–Credit Losses, which amends Subtopic 326-20 (created by ASU 2016-13) to explicitly state that operating lease receivables are not in the scope of Subtopic 326-20. Additionally, in April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments; in May 2019, the FASB issued ASU 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief; in November 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, and ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments—Credit Losses; and in March 2020, the FASB issued ASU 2020-03, Codification Improvements to Financial Instruments, to provide further clarifications on certain aspects of ASU 2016-13 and to extend the nonpublic entity effective date of ASU 2016-13. The changes (as amended) are effective for the Company for annual and interim periods in fiscal years beginning after December 15, 2022. The adoption of ASU 2016-13 did not have a material effect on the consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 reduces the number of accounting models for convertible instruments and allows more contracts to qualify for equity classification. ASU 2020-06 is effective for the Company’s annual reporting periods beginning after December 15, 2023. Adoption is either a modified retrospective method or a fully retrospective method of transition. Early adoption is permitted, but no earlier than annual periods beginning after December 15, 2020. The Company is currently evaluating the effect the adoption of ASU 2020-06 will have on its consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which provides an exception to fair value measurement for contract assets and contract liabilities related to revenue contracts acquired in a business combination. The ASU requires an entity (acquirer) to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. At the acquisition date, an acquirer should account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts. The ASU is effective for the Company for annual and interim periods in fiscal years beginning after December 15, 2023. Early adoption is permitted. The ASU is applied to business combinations occurring on or after the effective date. The Company is currently evaluating the effect the adoption of ASU 2021-08 will have on its consolidated financial statements.

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

1.	The Company and Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. The ASU clarifies that a contractual restriction on the sale of an equity security should not be considered in measuring the fair value of the equity security, and also cannot be recognized as a separate unit of account. The ASU also requires the investor to disclose the fair value of equity securities subject to contractual sale restrictions, the nature and remaining duration of the restriction(s), and the circumstances that could cause a lapse in the restriction(s). The ASU is effective for the Company for annual and interim periods beginning after December 15, 2024. Early adoption is permitted. The Company is currently evaluating the effect the adoption of ASU 2022-03 will have on its consolidated financial statements.

In September 2022, the FASB issued ASU 2022-04, Liabilities—Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations. The ASU requires a buyer of goods and services to disclose information about its supplier finance program obligations. This ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2022, except for the rollforward disclosure, which is effective for annual and interim periods in fiscal years beginning after December 15, 2023, and annual periods thereafter. The amendments in this ASU are to be applied retrospectively to each period in which a balance sheet is presented, except for the rollforward disclosure, which is to be applied prospectively. The adoption of ASU 2022-04 did not have a material effect on the consolidated financial statements.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280) – Improvements to Reportable Segment Disclosures, which expands annual and interim disclosure requirements for reportable segments, primarily through enhanced disclosures about significant segment expenses. The updated standard is effective for annual periods beginning in fiscal 2025 and interim periods beginning in the first quarter of fiscal 2026. Early adoption is permitted. The Company is currently evaluating the effect the adoption of ASU 2023-07 will have on its consolidated financial statements.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740) – Improvements to Income Tax Disclosures, which requires companies to disclose, on an annual basis, specific categories in the effective tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. In addition, companies are required to disclose additional information about income taxes paid. The standard is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The standard is to be adopted on a prospective basis; however, retrospective application is permitted. The Company is currently evaluating the effect the adoption of ASU 2023-09 will have on its consolidated financial statements.

2.	Fair Value of Measurements

Fair Value Hierarchy

Recurring fair value measurements

Fair value hierarchy classifications of the financial instruments that are measured at fair value on a recurring basis as of December 31, 2023 and 2022, are as follows:

	2023
(in thousands)	Level 1	Level 2	Level 3	Total
Convertible promissory notes	$-	$-	$34,033	$34,033

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

2.	Fair Value of Measurements, continued

Fair Value Hierarchy, continued

Recurring fair value measurements, continued

	2022
(in thousands)	Level 1	Level 2	Level 3	Total
Convertible promissory notes	$-	$-	$31,166	$31,166

Valuation techniques and the inputs

The table below presents valuation techniques and inputs used in the fair value measurement categorized within Level 3 of the fair value hierarchy as of December 31, 2023 and 2022.

(in thousands)	Valuation techniques	Inputs	2023	2022
Convertible promissory notes, current	PWERM	Scenario of initial public offering (“IPO”) and merger & acquisition (“M&A”)	$27,794	$31,166
Convertible promissory notes, net of current			6,239	-

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial liabilities for the years ended December 31, 2023 and 2022:

(in thousands)	2023	2022
Fair value as of beginning of period	$31,166	$56,996
Change in fair value of convertible promissory notes	1,428	450
Conversion of convertible promissory notes	(61)	(33,140)
Repayment of convertible promissory notes	(500)	(1,140)
Transfer of convertible promissory notes to bank borrowings	-	(1,000)
Borrowing of convertible promissory notes	2,000	9,000
Fair value as of end of period	$34,033	$31,166

The gains and losses from fair value re-measurement of Level 3 financial liabilities are recorded as other income (expense), net in the consolidated statements of operations.

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

3.	Balance Sheet Components

Inventory

Inventory as of December 31, 2023 and 2022 consists of the following:

(in thousands)	2023	2022
Raw materials	$448	$182
Work-in-process	601	891
Finished goods	437	2,407
	$1,486	$3,480

Prepaid expenses and other assets

Prepaid expenses and other assets as of December 31, 2023 and 2022 consist of the following:

(in thousands)	2023	2022
IPO expenses	$1,643	$-
Intellectual property rights	761	861
Lease deposit	554	555
Prepaid expenses	433	799
Prepaid inventory	279	1,310
Other receivables	105	102
Costs incurred to fulfill a contract	12	39
	3,787	3,666
Less: Non-current assets	(881)	(993)
Prepaid expenses and other current assets	$2,906	$2,673

Property and equipment, net

Property and equipment, net as of December 31, 2023 and 2022 consists of the following:

(in thousands)	2023	2022
Production equipment	$14,887	$14,800
IT equipment	1,127	1,212
Furniture and fixtures	784	799
Leasehold improvements	293	388
Fixed assets in process	-	39
Total property and equipment	17,091	17,238
Less: accumulated depreciation and amortization	(16,319)	(16,127)
	$772	$1,111

Depreciation expense was approximately $640,000 and $518,000 for the years ended December 31, 2023 and 2022, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

3.	Balance Sheet Components, continued

Leases

The Company is obligated under finance leases covering certain IT equipment that expire at various dates during the next year.

The Company also has several noncancellable operating leases, primarily for office equipment and office space that expire over the next four years. The office space leases generally contain renewal options for periods ranging from two to four years. Due to the Company's reasonable certainty regarding the exercise of these renewal options for the Korea office lease, the options have been considered in determining the lease term. Consequently, any associated potential option payments are included in lease payments. The Company’s leases generally do not include termination options for either party to the lease or restrictive financial or other covenants.

Payments due under the lease contracts include fixed payments plus, for many of the Company’s leases, variable payments. For office space leases, variable payments include payments for the Company’s proportionate share of the building’s property taxes, insurance, and common area maintenance. For office equipment leases for which the Company has elected not to separate lease and non-lease components, maintenance services are provided by the lessor at a fixed cost and are included in the fixed lease payments for the single, combined lease component. The Company also elected to discount its office equipment lease liabilities using a risk-free rate.

The components of lease expense for the years ended December 31, 2023 and 2022 were as follows:

(in thousands)	2023	2022
Operating lease expense	$772	$733
Finance lease expense
Amortization of right of use assets	14	18
Interest on lease liabilities	1	2
Total finance lease expense	15	20
	$787	$753

Other information related to leases for the years ended December 31, 2023 and 2022 was as follows:

(in thousands)	2023	2022
Supplemental cash flow information:
Cash paid for amounts included in the measurement of lease liabilities
Cash used in operations for operating leases	$766	$770
Cash used in operations for finance leases	1	2
Payments made on finance leases	17	24
ROU assets obtained in exchange for lease obligations:
Operating leases	1,476	826
Weighted average remaining lease term:
Operating leases	2.25 years	3.57 years
Finance leases	-	0.90 years
Weighted average discount rate:
Operating leases	4.66%	4.00%
Finance leases	-	9.70%

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

3.	Balance Sheet Components, continued

Leases, continued

Amounts disclosed for ROU assets obtained in exchange for lease obligations include amounts added to the carrying amount of ROU assets resulting from lease modifications and reassessments.

Maturities of lease liabilities under noncancellable leases as of December 31, 2023 are as follows:

Operating
(in thousands)	leases
2024	$743
2025	712
2026	169
Total undiscounted lease payments	1,624
Less: imputed interest	(94)
Total lease liabilities	$1,530

Intangibles, net

Intangibles, net as of December 31, 2023 and 2022 consist of the following:

(in thousands)	2023	2022
Intellectual properties	$1,118	$943
Intangible assets in process	-	180
Total acquired intangibles	1,118	1,123
Less: accumulated amortization	(873)	(451)
	$245	$672

Amortization expense was approximately $422,000 and $147,000 for the years ended December 31, 2023 and 2022, respectively.

Accrued and other current liabilities

Accrued and other current liabilities as of December 31, 2023 and 2022 consist of the following:

(in thousands)	2023	2022
Payroll and related expenses	$10,038	$6,635
Accrued payables	6,319	2,233
Royalty and license fee	58	37
Professional fees	499	479
Current portion of interest payable	6,915	2,944
Product warranty	55	64
Other	72	104
	$23,956	$12,496

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

3.	Balance Sheet Components, continued

Other liabilities

Other liabilities as of December 31, 2023 and 2022 consist of the following:

(in thousands)	2023	2022
Severance payments liability	$92	$76
Interest payable	16	-
	$108	$76

4.	Debt

Borrowings

Category	Creditor	Maturity date		Annual interest rate
Korean Won	KEB Hana Bank (*1)	7/12/2024		5.23%
Korean Won	IBK Industrial Bank (*1)	11/20/2024		4.89%
Korean Won	Anapass, Inc.	7/25/2024		5.50%
Korean Won	Anapass, Inc.	5/10/2024		5.50%
Korean Won	Anapass, Inc.	9/15/2024		5.50%
Korean Won	Kyeongho Lee	11/19/2024		9.00%
Korean Won	Kyeongho Lee	5/27/2024		0%
Korean Won	Kyeongho Lee	11/24/2023		6.80%
Korean Won	Kyeongho Lee	11/30/2024		7.50%
Korean Won	Kyeongho Lee	12/2/2024	(*9)	7.50%
Korean Won	M-Venture Investment, Inc. (*3)	10/29/2024		6.50%
Korean Won	M-Venture Investment, Inc. (*4)	4/26/2024		6.50% - 8.65	% (*6)
Korean Won	i Best Investment Co., Ltd. (*5)	3/14/2024	(*8)	6.50%
Korean Won	i Best Investment Co., Ltd. (*7)	12/22/2023		6.50%
Korean Won	i Best Investment Co., Ltd.	3/12/2024	(*8)	6.50%
Korean Won	i Best Investment Co., Ltd.	1/12/2024	(*9)	6.50%
Korean Won	i Best Investment Co., Ltd.	3/14/2024	(*8)	6.50%
Korean Won	i Best Investment Co., Ltd.	1/26/2024	(*2)	6.50%
Promissory Note	One (1) individual investor	6/30/2024		4.00%

(*1) The limits for borrowings from KEB Hana Bank and IBK Industrial Bank are $6,980,000 and $7,135,000, respectively, and the bank deposit of Anapass, Inc., a related party, is pledged as collateral for borrowings from KEB Hana Bank and IBK Industrial Bank (see Notes 5 and 12). As of the current fiscal year end, collateral was provided to Anapass, Inc. in relation to the borrowings from KEB Hana Bank, IBK Industrial Bank and Anapass, Inc. (see Notes 5 and 12).

(*2) Maturity date was extended for five (5) months after fiscal year end.

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

4.	Debt, continued

Borrowings, continued

(*3) For borrowings from M-Venture Investment, Inc., 170,000 common shares of Anapass were provided to creditors as collateral by Kyeongho Lee, a related party (see Note 12).

(*4) For borrowings from M-Venture Investment, Inc., guarantee was provided by Kyeongho Lee, a related party (see Note 12).

(*5) For borrowings from i-Best Investment, Co., Ltd., 40,000 common shares of Anapass were provided to creditors as collateral by Kyeongho Lee, a related party (see Note 12).

(*6) Loan agreement was amended on April 26, 2023, and new interest rates (6.50% for KRW1.0 billion, 8.65% for KRW5.0 billion) were applied from April 26, 2023.

(*7) KRW1.0 billion loan was borrowed on March 22, 2023, and fully paid off on December 21, 2023.

(*8) Maturity date was extended for three (3) months after fiscal year end.

(*9) Loan was paid off in March 2024.

(in thousands)
Category	Creditor	December 31, 2023	December 31, 2022
Korean Won	KEB Hana Bank (*1)	$6,980	$7,102
Korean Won	IBK Industrial Bank (*1)	7,135	7,260
Korean Won	Anapass, Inc.	4,653	4,735
Korean Won	Anapass, Inc.	2,327	2,367
Korean Won	Anapass, Inc.	3,102	3,156
Korean Won	Kyeongho Lee	388	395
Korean Won	Kyeongho Lee	85	87
Korean Won	Kyeongho Lee	-	24
Korean Won	Kyeongho Lee	388	395
Korean Won	Kyeongho Lee	613	789
Korean Won	M-Venture Investment, Inc. (*3)	3,102	3,156
Korean Won	M-Venture Investment, Inc.(*4)	4,653	4,734
Korean Won	i Best Investment Co., Ltd. (*5)	3,102	3,156
Korean Won	i Best Investment Co., Ltd. (*7)	-	-
Korean Won	i Best Investment Co., Ltd.	1,551	-
Korean Won	i Best Investment Co., Ltd.	2,327	-
Korean Won	i Best Investment Co., Ltd.	2,327	-
Korean Won	i Best Investment Co., Ltd.	776	-
Promissory Note	One (1) individual investor	1,000	1,000
Bank Borrowings		$44,509	$38,356

Maturities of borrowings as of December 31, 2023 were as follows:

(in thousands)
December 31, 2024	$44,509
Total	$44,509

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

4.	Debt, continued

Convertible Notes

Details of convertible notes are as follows:

(in thousands)
Category	Creditor	December 31, 2023	December 31, 2022
Current convertible notes (*1)
1st	SG Ace Inc. (*2)	$7,620	$8,461
2nd	M-Venture Investment, Inc. and one (1) institution (*3)	7,620	8,461
7th	NA Korea Trans Fund No.4, one (1) institution and eight(8) individual investors (*4)	2,198	1,932
16th	NA Korea Trans Fund No.4 and two (2) individual investors	387	330
22nd	i Best Investment Co., Ltd.	3,233	2,746
23rd	Jeju Semiconductor Corp.	908	771
24th	One (1) individual investor	665	565
25th	M-Venture Investment Inc. (*5)	-	3,511
26th	Access Bio, Inc.	5,163	4,389
	Subtotal	27,794	31,166
Non-current convertible notes
25th	M-Venture Investment Inc. (*5)	3,614	-
27th	Blacktree Co., Ltd.	2,625	-
	Subtotal	6,239	-
	Total	$34,033	$31,166

(*1) As convertible notes are matured or convertible notes holders have the right to claim early redemption that can be exercised within 12 months after the reporting period, the convertible notes were classified as current liabilities as of December 31, 2023 and 2022.

(*2) During the current period, convertible note was amended to be repaid in installments and due date and interest rates were revised. As a result, due dates were changed to June 30, 2023, September 30, 2023 and December 30, 2023 for $2.0 million installment, $3.0 million installment and $4.0 million installment, respectively. Interest rates were revised as 5.5%, 6.5% and 7.5% for $2.0 million installment, $3.0 million installment and $4.0 million installment, respectively, and 12% from default date if each installments were not paid by revised due dates mentioned above. Subsequent to current year end, due dates were extended to March 29, 2024 for total outstanding principal of $9.0 million.

(*3) During the current period, convertible note was amended and due date was extended to December 31, 2023.

(*4) During the current period, $61,000 of convertible note and unpaid interest of $11,000 were converted into 20,681 shares of common stock.

(*5) During the current period, principal amount of $500,000 of convertible note was transferred to individual investor, and subsequently paid off in November 2023.

During the year ended December 31, 2022, GNI Partners Co., Ltd. exercised their conversion right of the convertible note of $708,000, thereby 202,168 common shares were issued.

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

4.	Debt, continued

Convertible Notes, continued

During the year ended December 31, 2022, the right to early redemption was exercised for 8th convertible notes of $740,000, 9th convertible notes of $100,000 and 12th convertible notes of $340,000 issued to seven (7) individual investors and redemption was made in full during 2022.

During the year ended December 31, 2022, the amendment to the 21st convertible note of $1 million issued to one (1) individual investor was made and conversion right was eliminated. The note with the right to claim early redemption was reclassed to short-term borrowings.

During the year ended December 31, 2022, convertible notes of $32.5 million and unpaid interest of $2.6 million were converted into common shares due to the submission of listing eligibility review application to Korea Exchange, and common shares of 10,026,354 were issued.

Maturities of convertible notes as of December 31, 2023, were as follows:

(in thousands)
December 31, 2024	$27,794
December 31, 2025	3,614
December 31, 2026	2,625
Total	$34,033

Key terms for issuance of convertible notes

	1st	2nd	7th	16th	22nd	23rd	24th	25th	26th	27th
Issue Year	2017	2017	2019	2020	2021	2021	2021	2022	2022	2023
Early repayment	(*1)	(*1)	(*2)	(*1)	(*1)	(*1)	(*1)	(*2)	(*3)	(*1)
Repayment at maturity	The payment shall be made three years after the date of issue at an annual interest rate of 4%.						The payment shall be made three years after the date of issue at an annual interest rate of 7%.	The payment shall be made three years after the date of issue at an annual interest rate of 5%.	The payment shall be made three years after the date of issue at an annual interest rate of 4%.	The payment shall be made three years after the date of issue at an annual interest rate of 5%.
Rates applied at the repayment date	Upon repayment, there is a clause to reimburse the U.S. Dollar amount converted at the Won-Dollar exchange rate on the redemption date based on the Won amount converted at the Won-Dollar exchange rate at the date of issue.			N/A	N/A	N/A	N/A	N/A	N/A	N/A
Conversion price	$3.50 per share (*4)									$6.67 per share

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

4.	Debt, continued

Convertible Notes, continued

	1st	2nd	7th	16th	22nd	23rd	24th	25th	26th	27th

Conversion	- The holder of convertible notes can covert it at any time.
- If the Company issues a new equity instrument after issuing convertible notes, the holder of convertible notes may participate in conversion with the issuance price of the new equity instruments (1st, 2nd and 27th convertible notes) or $3.50 per share up to seven days prior to the issuance of the equity instruments.
- Conversion upon demand at holder’s discretion with conversion price equal to $3.50 ($6.67 for 27th convertible note) per share after issue date.
- Automatic conversion in an initial public offering (“IPO”) or business combination with SPAC (except for 1st and 24th convertible notes)(conversion price is adjusted to IPO price or SPAC conversion price).
- If the price at the time of issuance of a new equity instrument or the IPO is lower than $3.50, the conversion price of the convertible note is adjusted (except for 27th convertible note).
- Conversion price is adjusted every three months for one year after an IPO at KOSDAQ (However, adjusted price cannot be lower than 70% of $3.50 per share and cannot be higher than $3.50 per share) (7th convertible note).
Number of convertible shares (*5)	5,142,858 shares		553,790 shares	102,597 shares	874,286 shares	245,714 shares	180,000 shares	1,000,000 shares	1,428,571 shares	299,850 shares
Collateral and guarantee	(*6)		(*7)	N/A	(*8)	N/A	(*7)	N/A	(*7)	N/A

(*1) The right to early repayment can be exercised once every quarter (four times in total) for 7 day periods after 2 years from the date of issue of convertible notes until 3 years from the date of issue of convertible notes.

(*2) The right to early repayment can be exercised once every quarter (four times in total) for 7 day periods after 1 year from the date of issue of convertible notes until 2 years from the date of issue of convertible notes.

(*3) The right to early repayment can be exercised once every quarter (eight times in total) for 7 day periods after 1 year from the date of issue of convertible notes until 3 years from the date of issue of convertible notes.

(*4) Conversion price will be adjusted to SPAC conversion price if business combination transaction is consummated with SPAC, except for 1st and 24th convertible notes.

(*5) The number of convertible shares was calculated by applying the conversion value of $3.50 per share ($6.67 per share for 27th convertible note) applied at the request of the convertible note holder.

(*6) Kyeongho Lee, a related party, provided payment guarantee and 885,867 shares of common stock of Anapass, Inc. as collateral (see Note 12).

(*7) Kyeongho Lee provided payment guarantee (see Note 12).

(*8) Kyeongho Lee provided payment guarantee and 175,000 shares of common stock of Anapass, Inc. as collateral (see Note 12).

The convertible notes of the Company are designated as financial liabilities measured at fair value through profit or loss in accordance with ASC 840. Changes in fair value that occurred during the current period amounting to a gain of $2,619,000 (prior period: $2,673,000) and a loss of $4,047,000 (prior period: $3,123,000) were recognized as other income (expense), net on the consolidated statement of operations, respectively.

In the year 2021, Amber International Ltd. acquired the 5th convertible note of $708,000, which was redeemed on behalf of the Company, in same conditions, and later the note was transferred to GNI Partners Co., Ltd. During the year 2022, GNI Partners Co., Ltd. exercised conversion rights and the note was converted to common shares in full.

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

4.	Debt, continued

Convertible Notes, continued

The 3rd convertible note issued to Shinsojae Energy Holdings Limited was transferred to NJ Holdings Inc. in June 2021. NJ Holdings Inc. exercised its conversion right during 2022, and as a result the 3rd convertible note was converted to common shares in full.

5.	Commitments and Contingencies

Litigation

The Company is subject to various claims arising in the ordinary course of business. Although no assurance can be given, the Company believes that it is not presently a party to any litigation of which the outcome, if determined adversely, would individually, or in the aggregate, be reasonably expected to have a material adverse effect on the business, consolidated operating results, cash flows or financial position of the Company.

Third parties have from time to time claimed, and others may claim in the future, that the Company has infringed their past, current or future intellectual property rights. These claims, whether meritorious or not, could be time consuming, result in costly litigation, require expensive changes in the Company’s methods of doing business or could require the Company to enter into costly royalty or licensing agreements, if available. As a result, these claims could harm the Company’s business, consolidated operating results, cash flows and financial position.

Purchase Commitment

The Company has certain commitments for outstanding purchase orders related to the manufacture of certain wafers utilized by the Company and other services that, once the wafers are placed into production, are noncancelable. Otherwise, these production agreements are cancellable at any time with the Company required to pay all costs incurred through the cancellation date. However, the Company has rarely cancelled these agreements once production has started. As of December 31, 2023 and 2022, the Company had outstanding noncancelable purchase commitments for these production agreements of $0 and $0.5 million, respectively.

The Company entered into a research and development agreement with Samsung Electronics Co., Ltd (“Samsung”) in July 2020. According to the agreement, the Company designs 5G chip products and Samsung provides development and intellectual property support, mass production set up support including mask sets for manufacturing and engineering sample chip supply to the Company. Total fee amount of the agreement is $21.1 million composed of $11.7 million to be paid over development milestones and $9.4 million of additional NRE (non-recurring engineering) to be paid within maximum 4 years after planned product first shipment date. The Company bears the risk of R&D failure and is obligated to pay the fees based on milestones defined in the agreement. Pursuant to ASC 730-20, Research and Development, the Company expensed $0.4 million and $7.1 million related to this agreement for the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023 and 2022, $15.8 million and $15.4 million, respectively, of unpaid recorded expenses were included in accounts payable on the consolidated balance sheets. The aggregated unpaid amount on this agreement is $17.1 million as of December 31, 2023.

Assets Pledged as Collateral

The Company has provided collateral to Anapass, Inc., a related party, for borrowings of GCT R&D, a subsidiary of GCT, from KEB Hana Bank, IBK Industrial Bank and Anapass, Inc. in the amount of $7.0 million, $7.1 million and $10.1 million, respectively, as of December 31, 2023, and $7.1 million, $7.3 million and $10.3 million, respectively, as of December 31, 2022 (see Note 4).

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

5.	Commitments and Contingencies, continued

Assets Pledged as Collateral, continued

Details of collateral provided to Anapass, Inc. are as follows:

(in thousands)	December 31, 2023	December 31, 2022	Secured Creditor
Cash and cash equivalents	$254	$1,363
Accounts receivable	4,920	4,453
Inventory	1,486	3,480	Anapass, Inc.
Property and equipment	352	485
Intangible assets and others	199	531

6.	Common Stock

The Company’s total number of authorized shares is 200,000,000 shares and the total number of common shares issued is 129,395,774 shares (December 31, 2022: 127,760,265 shares) with a par value of $0.001 per share.

The Company has reserved the following shares of authorized but unissued common stock as of December 31, 2023

Options outstanding	3,579,294
RSUs outstanding	2,099,970
Shares available for grant from 2011 plan	605,826
Warrants	9,200,000
Convertible promissory notes	9,827,666
Total	25,312,756

7.	Redeemable Convertible Preferred Stock

As the conditions for automatic conversion under the Certificate of Incorporation were satisfied by submitting an eligibility review application to the Korea Exchange during the prior fiscal year ended December 31, 2022, all outstanding shares of redeemable convertible preferred stock were converted to common stocks, except for cancellations related to unconfirmed shareholders, and the accumulated dividends for Series C redeemable convertible preferred stock and Series G redeemable convertible preferred stock were paid with 28,685,582 shares of common stock.

According to Certificate of Incorporation filed on April 27, 2022, the shares of common stock issued upon such automatic conversion of redeemable convertible preferred stock shall automatically convert back into the applicable series of redeemable convertible preferred stock ("Preferred Stock Reversion") if an IPO has not occurred within two (2) years from the date of the automatic conversion. In November 2023, the Preferred Stock Reversion was terminated by shareholders’ consent.

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

7.	Redeemable Convertible Preferred Stock, continued

Accretion of Redemption Amounts

The Company was accreting the carrying value of the Series C and Series G to the redemption values. The accretion amounts were determined using the effective interest rate method and dividend rights and amounted to zero and $2.2 million for the years ended December 31, 2023 and 2022, respectively, for Series G. Due to the modification to Series C, the carrying value of Series C is greater than the redemption value and, therefore, no further accretion has been recorded in the years ended December 31, 2023 and 2022.

Upon amendment of the Certificate of Incorporation dated April 27, 2022, redemption rights were removed for all Series Preferred. As a result, all Series Preferred were changed to be not redeemable. Also upon automatic conversion under the Certificate of Incorporation during the current period, all Series Preferred were converted to common stock, and accretion has stopped.

8.	Warrants

Stock Warrants

The Company has issued stock purchase warrants (the "Warrants"). The Warrants entitle the holder to purchase a specified number of shares of the Company's common stock or new series of preferred stock at a specified price.

	Issued	Exercised	Expired/ Cancelled	Outstanding
December 2020 (*1)	2,514,285	-	(2,514,285)	-
February 2021 (*2)	342,857	-	(342,857)	-
August 2021 (*3)	999,997	-	-	999,997
September 2021 (*3)	428,571	-	-	428,571
February 2023 ~ June 2023 (*7) (*9)	7,685,717	(428,572)	-	7,257,145
July 2023 (*7)	228,572	-	-	228,572
October 2023 (*7)	285,715	-	-	285,715

	Exercise Price		Expiration
December 2020 (*1)	$3.50	(*5)	Earlier of within 2 years from the date of issuance or 2 weeks before U.S. IPO or Korea IPO
February 2021 (*2)	$3.50	(*4)	Within 18 months from the date of issuance
August 2021 (*3)	$3.50	(*6)	Within 3 years from the date of issuance
September 2021 (*3)	$3.50	(*5)	Within 3 years from the date of issuance
February 2023 ~ June 2023 (*7) (*9)	$3.50	(*8)	Within 3 years from the date of issuance
July 2023 (*7)	$3.50	(*10)	Within 3 years from the date of issuance
October 2023 (*7)	$3.50	(*10)	Within 3 years from the date of issuance

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

8.	Warrants, continued

Stock Warrants, continued

(*1) The Warrants were not exercised at maturity date, and expired in 2023.

(*2) The Warrants were not exercised at maturity date, and expired in 2022

(*3) The Company issued warrants to some of the convertible note holders as a part of financing structure or extension of convertible note maturity.

(*4) If, after the exercise of the warrant, the price of the new equity stock issued or the IPO subscription price is lower than the exercise price, the exercise price will be adjusted, and additional shares will be issued.

(*5) If, after the issuance of the warrant, the price per share in the next equity financing or 50% of the price in the IPO is lower than the exercise price, the exercise price will be adjusted, and additional shares will be issued.

(*6) If, after issuance or the exercise of the warrant, the price per share in the next equity financing or in the IPO (including de-SPAC IPO for 685,713 shares) is lower than the exercise price, the exercise price will be adjusted, and additional shares will be issued.

(*7) The Company issued warrants to five of its term loan lenders and convertible notes holders in exchange of new term loan or loan term extension.

(*8) If, after the exercise of the warrant for part of warrants, the price of the new equity stock issued or the IPO subscription price (including de-SPAC IPO) is lower than the exercise price, the exercise price will be adjusted.

(*9) In October 2023, Mujin Electronics Co., Ltd. Exercised a warrant to purchase 428,572 shares of common stock with a purchase price of $3.50 per share. This is cashless exercise and purchase price was paid by offsetting with accounts receivable from the Company.

(*10) If the price of the new equity stock issued or the IPO subscription price (including de-SPAC IPO) is lower than the exercise price, the exercise price will be adjusted.

During the year ended December 31, 2023, warrants were exercised for 428,572 common shares. The number of warrants outstanding as of December 31, 2023 were 9,200,000 shares.

9.	Stock-Based Compensation

In September 2011, the Board of Directors adopted the 2011 Incentive Compensation Plan (the “2011 Plan”). The Company reserved 6,277,777 shares of common stock for issuance under the 2011 Plan. Such share reserve is comprised of (i) the number of shares that were available for issuance in the aggregate under prior option plans on the effective date of the 2011 Plan, including the shares subject to outstanding awards under those plans, that were transferred to the new 2011 Plan on the effective date, plus (ii) an additional 265,597 shares of the Company’s common stock so that the initial total shares reserve is 6,277,777. The share reserve will automatically increase on the first trading day of January each calendar year during the term of the 2011 Plan, beginning with calendar year 2012, by an amount equal to 5% of the total number of shares of common stock outstanding on the last trading day in the immediately preceding calendar month. In no event, however, will any such annual increase exceed 2,500,000 shares, and the Board of Directors may decide to waive the automatic increase. The Board of Directors waived the automatic increase of share reserve in 2022 and 2023. In September 2021, the Board of Directors approved the amendment of 2011 Plan to extend the termination of the 2011 Plan to September 11, 2031.

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

9.	Stock-Based Compensation, continued

Stock Options

Option activities for the periods presented are as follows:

		Options Outstanding
	Shares Available for Grant	Number of Stock Options Outstanding	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balances as of January 1, 2022	1,679,763	8,194,822	$0.02	6.1
Granted	(105,000)	105,000	0.02
Exercised	-	(2,459,014)	0.02
Cancelled	1,066,916	(1,066,916)	0.02
Balances as of December 31, 2022	2,641,679	4,773,892	0.02	5.1
RSUs granted	(2,099,970)	-	-
Exercised	-	(1,130,481)	0.02
Cancelled	64,117	(64,117)	0.02
Balances as of December 31, 2023	605,826	3,579,294	0.02	5.5
Vested as of December 31, 2023		3,311,859	$0.02	5.3
Vested and expected to be vest as of December 31, 2023		3,569,024	$0.02	5.5

The weighted average grant date fair value of options granted during the year ended December 31, 2022, was $0.01 per share. There were no options granted during the year ended December 31, 2023.

As of December 31, 2023, there was $2,000 of unrecognized compensation cost related to employee stock option compensation arrangements which is expected to be recognized on a straight-line basis over a weighted average period of 1.3 years.

There were no capitalized stock-based compensation costs or recognized stock-based compensation tax benefits during the years ended December 31, 2023 and 2022.

Determining Fair Value of Stock Options

The fair value of each grant of stock options was determined by the Company and its Board of Directors using the methods and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

Valuation Method

The Company estimates the fair value of its stock options using the Black-Scholes option-pricing model.

Expected Term

The expected term represents the period that the stock-based awards are expected to be outstanding. The option grants qualify to be “plain vanilla,” and the Company used the simplified method to determine the expected term. The simplified method calculates the expected term as the average of the time-to-vesting and contractual life of the option.

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

9.	Stock-Based Compensation, continued

Determining Fair Value of Stock Options, continued

Fair Value of Common Stock

The fair value of the common stock underlying the stock options has historically been determined by the Company’s Board of Directors, with input from management. The Board of Directors is comprised of a majority of nonemployee directors with significant experience investing and operating companies in the semiconductor industry. As such, the Company believes that the Board of Directors has the relevant experience and expertise to determine a fair market value of the common stock on each respective grant date. Because there has been no public market for the Company’s common stock, the Board of Directors has determined the fair market value of the common stock at the time of the option grant by considering a number of objective and subjective factors including valuations of comparable companies, sales of convertible preferred stock to unrelated third parties, operating and financial performance, lack of liquidity of capital stock and general and industry-specific economic outlook, amongst other factors. The fair value of the underlying common stock shall be determined by the Board of Directors until such time that the Company’s common stock is listed on an established stock exchange or national market system.

Risk-Free Interest Rate

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term of the options.

Expected Volatility

The expected volatility was based on the historical stock volatilities of several of the Company’s publicly listed peers over a period approximately equal to the expected term of the options as the Company did not have a sufficient trading history to use the volatility of its own common stock.

Expected Dividend Yield

The expected dividend yield has been zero as the Company has never paid dividends on common stock and does not expect to pay dividends on common stock.

Forfeiture Rate

The Company estimates its forfeiture rate based on an analysis of its actual forfeitures and will continue to evaluate the adequacy of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover behavior and other factors. The impact from a forfeiture rate adjustment will be recognized in full in the period of adjustment, and if the actual number of future forfeitures differs from that estimated, the Company may be required to record adjustments to stock-based compensation expense in future periods.

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

9.	Stock-Based Compensation, continued

Determining Fair Value of Stock Options, continued

Summary of Assumptions

The fair value of the employee stock options were estimated on the grant dates using a Black-Scholes option-pricing model with the following weighted average assumptions:

2022
Estimated term (in years)	5.8
Risk-free interest rate	1.85%
Expected volatility	65%
Expected dividend yield	0%

Restricted Stock Units

Restricted Stock Units ("RSUs") granted to employees and board members under 2011 Plan vest over 4 years and upon satisfaction of liquidity event requirement, and subject to forfeiture if employment terminates prior to the vesting. RSUs are not considered issued or outstanding common stock until they vest. The value of RSUs is determined by the stock price on the grant date.

RSUs activities for the fiscal year ended December 31, 2023, are as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested, outstanding at December 31, 2022	-	$-
Granted	2,099,970	1.15
Vested	-	-
Cancelled	-	-
Nonvested, outstanding at December 31, 2023	2,099,970	$1.15

As of December 31, 2023, there was $1,990,000 of unrecognized compensation cost related to RSUs, which is expected to be recognized on a straight-line basis over a weighted average period of 3.95 years.

10.	Income Taxes

Determining the provision for income taxes, income taxes payable, and deferred tax assets and liabilities involves judgment. The Company calculates and provides for income taxes in each of the tax jurisdictions in which it operates, which involves estimating current tax exposures as well as making judgments regarding the recoverability of deferred tax assets in each jurisdiction. The estimates used could differ from actual results, and this may have a significant impact on financial position, operating results and cash flows in future periods.

The domestic and foreign components of income (loss) before provision for income taxes were as follows for the years ended December 31:

(in thousands)	2023	2022
Domestic	$(19,910)	$(30,559)
Foreign	(2,018)	4,268
Loss before provision for income taxes	$(21,928)	$(26,291)

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

10.	Income Taxes, continued

The provision for income taxes for the years ended December 31, 2023 and 2022 consisted of the following:

(in thousands)	2023	2022
Current
Federal	$215	$128
State	1	1
Foreign	325	(8)
Total current	541	121

Deferred
Federal	-	-
State	-	-
Foreign	-	-
Total deferred	-	-
Total provision for income taxes	$541	$121

The reconciliation of federal statutory income tax to the Company’s provision for income taxes is as follows:

(in thousands)	2023	2022
Expected benefit at statutory federal rate	$(4,941)	$(6,717)
State tax — net of federal benefit	72	100
Research and development credits	-	(564)
Foreign income/losses taxed at different rates	14	15
Unrecognized tax benefits	276	126
Stock-based compensation	8	3
Interest expense	333	233
Remeasurements of net defined benefit liabilities	5	-
Exchange rate difference	287	551
Change in tax rate	(242)	(92)
True-up deferred taxes	1,382	3,254
True-up payable	75	-
Accumulated deficit	67	10
Change in valuation allowance	3,182	3,246
Other	23	(44)
Total provision for income taxes	$541	$121

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

10.	Income Taxes, continued

For the years ended December 31, 2023 and 2022, the Company’s provision for income taxes differed from the federal statutory tax rate due primarily to the full valuation allowance for federal and state purposes, true-up deferred taxes, research and development credits, and exchange rate differences.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2023 and 2022, are as follows:

(in thousands)	2023	2022
Deferred tax assets
Net operating loss carryforwards	$79,078	$78,583
Capitalized costs	5,409	3,095
Accruals and reserves	4,610	4,830
Inventory reserves	267	402
Stock compensation	382	368
Loss on unrealized currency translation	166	160
Research and development credits	2,490	2,490
Financial guarantee liabilities	5,410	5,320
Lease liability	197	4
Provision for credit losses	368	119
Gross deferred tax assets	98,377	95,371
Valuation allowance	(97,628)	(94,446)
Net deferred tax assets	749	925
Deferred tax liabilities
Revaluation of convertible promissory notes	(448)	(742)
Contract assets	(3)	(8)
ROU assets	(298)	(175)
Gross deferred tax liabilities	(749)	(925)
Net deferred income tax	$-	$-

The Company provided a valuation allowance for net operating losses, credits and other deferred tax assets of its United States and foreign entities. A valuation allowance is provided when, based upon the available evidence, management concludes that it is more-likely-than-not that some portion of the deferred tax assets will not be realized. The Company maintained a valuation allowance as of December 31, 2023 and 2022 due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets. The valuation allowance increased by $3.2 million for both the years ended December 31, 2023 and 2022, respectively.

The Company had net operating loss carryforwards (“NOL”) for federal, state and foreign income tax purposes of approximately $334 million, $49 million and $27 million, respectively, as of December 31, 2023. State NOL will begin to expire in 2028 and $123 million of the Company's federal NOL will last indefinitely (limited to 80% of taxable income in a given year).

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

10.	Income Taxes, continued

As of December 31, 2023, the Company had federal and state research credit carryforwards of approximately $2.4 million and $2.3 million, respectively. The federal research credit carryforwards will begin to expire in 2025 while the California research credits carryforward have an indefinite life.

Section 382 of the Internal Revenue Code of 1986, as amended, imposes restrictions on the utilization of NOL carryforwards and research tax credits in the event of a change in ownership. While the Company believes that it is probable that its ability to utilize NOL carryforwards may be limited due to past ownership changes, the Company has not yet completed an analysis to determine the amount of such limitation, if any.

A reconciliation of the unrecognized tax benefits (“UTBs”) as of December 31, 2023 and 2022 is as follows:

(in thousands)	2023	2022
Beginning gross UTBs	$3,203	$3,106
Additions for tax positions taken in a prior year	-	(35)
Additions for tax provision taken in the current year	319	1,093
Adjustments for tax positions for changes in currency translation	95	(223)
Reductions for tax positions taken in the prior year	1,051	(270)
Reductions for tax positions taken in the prior year due to statutes lapsing	(1,585)	(468)
Ending gross UTBs	3,083	3,203
UTBs offset by deferred tax assets and/or valuation allowance	(1,419)	(1,714)
Net UTBs	$1,664	$1,489

As of December 31, 2023, the total amount of gross unrecognized tax benefits was $3.1 million. The amount of unrecognized tax benefits that, if recognized, would affect the Company’s effective tax rate is $1.7 million as of December 31, 2023. The remaining amounts in unrecognized tax benefits would not impact the rate as they are offset by valuation allowances. As of December 31, 2023 and 2022, accrued interest and penalties were $522,000 and $449,000, respectively.

The Company recognizes interest and penalties related to unrecognized tax benefits within the provision for income taxes line in the accompanying consolidated statements of operations. Accrued interest and penalties are included within the related tax liability line in the consolidated balance sheets. The Company has classified the unrecognized tax benefits as long term, as it does not expect them to be realized over the next 12 months. The Company also does not expect its unrecognized tax benefits to change significantly over the next 12 months.

The Company files income tax returns in the U.S. federal jurisdiction, California and in many foreign jurisdictions. The Company’s tax years for 2020 and forward are subject to examination by the U.S. tax authorities. The Company’s tax years for 2019 and forward are subject to examination by various state tax authorities. However, due to the fact that the Company had loss and credits carried forward in some jurisdictions, certain items attributable to technically closed years are still subject to adjustment by the relevant taxing authority through an adjustment to tax attributes carried forward to open years. The Company files U.S. and foreign income tax returns with varying statutes of limitations. Due to the Company’s net carryover of unused operating losses, all years remain subject to future examination by tax authorities.

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

11.	Employee Benefit Plans

The Company sponsors a 401(k) defined contribution plan covering all U.S. employees. Contributions made by the Company are determined annually by the Board of Directors. Employer contributions under this plan amounted to $64,000 and $71,000 for the years ended December 31, 2023 and 2022, respectively.

Under Korean law, the Company is required to make severance payments to Korean employees leaving its employment. The Company’s severance pay liability to its Korean employees, which is a function of the salary of each employee’s years of employment and severance factor, is reflected in the accompanying consolidated balance sheets as net defined benefit liabilities on an accrual basis. As of December 31, 2023 and 2022, the net liability for severance payments consisted of:

(in thousands)	2023	2022
Liability for severance payments	$7,997	$7,248
Deposit	(308)	(343)
	$7,689	$6,905

12.	Related Party Transactions

A summary of balances and transactions with the related parties who are stockholders of the Company as of and for the years ended December 31, 2023 and 2022, are approximately as follows:

(in thousands)	2023		2022
	Anapass	Kyeongho Lee	Anapass	Kyeongho Lee
Borrowings	$10,082	$1,474	$10,257	$1,690
Other current liabilities	212	182	11	150
Interest expense	548	110	389	140

13.	Segments and Geographical Information

The Company operates in one segment. Revenue information by geographic region is presented in Note 1 to these consolidated financial statements. Long-lived assets by geographic region for the years ended December 31, 2023 and 2022 are as follows:

(in thousands)	2023	2022
United States	$930	$1,295
South Korea	1,363	626
Total long-lived assets	$2,293	$1,921

The accompanying notes are an integral part of these consolidated financial statements.

GCT Semiconductor, Inc.

Notes to Consolidated Financial Statements

for the years ended December 31, 2023 and 2022

14.	Subsequent Events

Management has evaluated all transactions and events through March 29, 2024, the date on which these consolidated financial statements were available to be issued, and other than the following there are no other items that would adjust the consolidated financial statements or require additional disclosures.

In January 2024, the maturity date of the loan of $776,000 from i Best Investment was extended for two (2) month from the disclosed maturity date. In March 2024, the Company repaid i Best Investment loan of $2,327,000, and the remaining outstanding loans were extended for three (3) months to June 2024 (see Note 4).

In January 2024, GCT R&D, a subsidiary of the Company, borrowed a short term loan of $237,000 from NJ Holdings, a related party. The loan had a seven (7) days maturity and carries 0% of interest rate. Kyeongho Lee provided the payment guarantee. In February and March 2024, GCT R&D repaid $237,000.

In January, February and March 2024, GCT R&D repaid term loan of $613,000 to Kyeongho Lee.

In February and March 2024, the Company issued convertible promissory notes of $11.3 million to Korean investors. The convertible promissory notes mature in February and March 2027 and have a conversion price of $6.67 per share. The convertible promissory notes will be automatically converted to common stock upon the closing of the transaction with Concord Acquisition Corp III discussed in Note 1.

In February 2024, the Company issued a convertible promissory note of $5.0 million to a U.S. company. The convertible promissory note matures in February 2026 and has a conversion price of $10.00 per share. The convertible promissory note holder can demand conversion to common stock on or after the earlier of i) completion of the SPAC transaction and ii) six (6) months from issuance date.

On March 15, 2024, the Board of Directors approved a term sheet of equity line of credit (ELOC) facility proposed by an investment banking firm. Under this facility, the Company may issue and sell shares common stock, from time to time, to an affiliate of the investment banking firm at a price equal to a specified percentage of VWAP (Volume Weighted Average Price) of the stock on NYSE up to an aggregate amount of $50 million.  The term sheet is not binding and subject to completion of definitive agreements, and the Board of Directors delegated authority to the management to negotiate and finalize definitive agreements for the facility.

On March 26, 2024, Concord Acquisition Corp III consummated its Business Combination with the Company, pursuant to the Business Combination Agreement, dated as of November 2, 2023, and changed name to GCT Semiconductor Holding, Inc. ("GCT Holding").

On March 26, 2024, in accordance with the terms of the Business Combination Agreement, the Company's all outstanding warrants were assumed by GCT Holding.

On March 26, 2024, the Company terminated the 2011 Plan. As a result, all outstanding options and RSUs under the 2011 Plan were assumed by GCT Holding in accordance with the terms of the Business Combination Agreement.

On March 26, 2024, the convertible promissory notes ("CPN") principal and related accrued interest balance of $32,087,000 and the convertible notes to SPAC shares ("CVT") principal and related accrued interest balance of $13,370,000 were converted into 4,258,223 and 2,004,535 shares of GCT Holding common stock, respectively.

On March 26, 2024, as consideration for the $30.2 million PIPE Financing, the Company issued 4,529,967 shares of GCT Holding common stock to PIPE Shareholders.

The accompanying notes are an integral part of these consolidated financial statements.